Exhibit 99.3

Optimer Pharmaceuticals to Raise $32.9 Million in Registered Direct Offering

SAN DIEGO– March 5, 2009 – Optimer Pharmaceuticals, Inc. (Nasdaq: OPTR) today announced that it has received commitments from institutional investors to purchase approximately $32.9 million of its securities pursuant to an effective shelf registration statement.

Under the terms of one of two types of purchase agreements, Optimer will sell 2,794,700 newly issued shares of its common stock at a purchase price of $10.00 per share.  In the other purchase agreement Optimer will sell 457,666 newly issued units at a purchase price of $10.925 per unit, with each unit consisting of one share of common stock and one warrant to purchase 0.20 of a share of common stock.  The warrants are exercisable six months after the date of issuance at $10.93 per share and will expire five years from the date of issuance.

The closing of this offering is expected to take place on March 9, 2009.  Proceeds from the transaction will be used in the further development of Optimer’s ongoing programs, as well as for other general corporate purposes.

Copies of the final prospectus supplement and accompanying base prospectus can be obtained from the Corporate Communications Manager, Optimer Pharmaceuticals, Inc., 10110 Sorrento Valley Road, Suite C, San Diego, CA 92121.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of these securities in any state in which to offer, solicitation or sale would be unlawful prior to registration statement or qualification under the securities laws of any such state.

About Optimer Pharmaceuticals

Optimer Pharmaceuticals, Inc. is a biopharmaceutical company focused on discovering, developing and commercializing innovative anti-infective products to treat serious infections and address unmet medical needs. Optimer has two late-stage anti-infective product candidates under development. Fidaxomicin, formerly known as OPT-80, is the only antibiotic therapy currently in Phase 3 worldwide clinical development for Clostridium difficile infection.  Prulifloxacin is an antibiotic which has completed two Phase 3 clinical trials for the treatment of travelers’ diarrhea, a form of infectious diarrhea.  Additional information can be found at http://www.optimerpharma.com.

Forward-looking Statements

Statements included in this press release that are not a description of historical facts are forward-looking statements, including without limitation all statements related to the expected closing of the offering and Optimer’s receipt and use of the offering proceeds.  Words such as “believes,” “anticipates,” “plans,” “expects,” “intend,” “will,” “goal” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Optimer that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Optimer’s business including, without limitation, risks relating to: whether the investors will fulfill their obligations to purchase the securities in the offering, whether Optimer will be able to satisfy its closing conditions set forth in the purchase agreements and other risks detailed in Optimer’s filings with the Securities and Exchange Commission.

Contacts

Optimer Pharmaceuticals, Inc.

Christina Donaghy, Corporate Communications Manager

John D. Prunty, Chief Financial Officer & VP Finance

858-909-0736

Porter Novelli Life Sciences

Jason I. Spark, Vice President

619-849-6005